Exhibit 12
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                   CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS BEFORE INCOME TAXES
                                (in thousands)


                                                                        12 Months Ended
                                                 _______________________________________________________________
                                                                                    December 31,
                                                 September 30,  ________________________________________________
                                                     1995         1994      1993      1992      1991      1990
                                                 _____________  ________  ________  ________  ________  ________
Net income. . . . . . . . . . . . . . . . . . .    $ 78,363     $ 81,913  $ 84,011  $ 72,601  $ 75,683  $ 71,562

Add--Federal and state income taxes:
  Current . . . . . . . . . . . . . . . . . . .      39,806       38,097    50,441     6,110    36,316    39,380
  Deferred (net). . . . . . . . . . . . . . . .      11,016       13,190     1,674    33,998     7,573    (2,964)
  Investment tax credit amortization. . . . . .      (3,362)      (3,367)   (3,366)   (3,336)   (3,464)   (3,306)
  Income tax applicable to nonoperating
    activities. . . . . . . . . . . . . . . . .       1,098          603       631     2,989     2,413     2,986
                                                    _______      _______   _______   _______   _______   _______
                                                     48,558       48,523    49,380    39,761    42,838    36,096
                                                    _______      _______   _______   _______   _______   _______
Net income before income taxes. . . . . . . . .     126,921      130,436   133,391   112,362   118,521   107,658
                                                    _______      _______   _______   _______   _______   _______

Add--Fixed charges
  Interest on long-term debt. . . . . . . . . .      31,034       31,164    32,823    35,534    36,652    36,589
  Interest on provision for revenue refunds . .           -            -         -      (803)    4,261     3,396
  Other interest. . . . . . . . . . . . . . . .         785          358       479       392     1,231     1,070
  Amortization of net debt premium and
    discount. . . . . . . . . . . . . . . . . .       1,686        1,678     1,598       863       338       326
                                                    _______      _______   _______   _______   _______   ________
                                                     33,505       33,200    34,900    35,986    42,482    41,381
                                                    _______      _______   _______   _______   _______   ________
Earnings as defined . . . . . . . . . . . . . .    $160,426     $163,636  $168,291  $148,348  $161,003  $149,039
                                                    =======      =======   =======   =======   =======   ========

Ratio of earnings to fixed charges. . . . . . .        4.79         4.93      4.82      4.12      3.79      3.60

Earnings required for preferred dividends:
  Preferred stock dividends . . . . . . . . . .    $  3,838      $ 3,510  $  3,718  $  4,549  $  5,396   $ 5,617
  Adjustment to pre-tax basis*. . . . . . . . .       2,378        2,079     2,185     2,491     3,054     2,833
                                                    _______      _______   _______   _______  ________   _______
                                                   $  6,216     $  5,589  $  5,903  $  7,040  $  8,450   $ 8,450
                                                    _______      _______   _______   _______  ________   _______
Fixed charges plus preferred stock
  dividend requirements . . . . . . . . . . . .    $ 39,721     $ 38,789  $ 40,803  $ 43,026  $ 50,932   $49,831
                                                    =======      =======   =======   =======  ========   =======

Ratio of earnings to fixed charges plus
  preferred stock dividend requirements . . . .        4.04         4.22      4.12      3.45      3.16      2.99


* An additional charge equivalent to earnings required to adjust dividends on preferred stock to a pre-tax basis (See below.)

{ Net income before income taxes        }
{ ______________________________  -100% }  X preferred dividends = earnings required for preferred dividends
{          Net income                   }

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